UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2014 (December 29, 2014)

American Realty Capital Daily Net Asset Value Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-169821	27-3441614
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Company Simplifies Board Structure as Part of Sponsor’s Corporate Governance Initiative

On December 29, 2014, the board of directors (the “Board”) of American Realty Capital Daily Net Asset Value Trust, Inc. (the “Company”) implemented certain changes to the composition of the Board and management team consistent with its sponsor’s year-long initiative to further enhance the corporate governance profiles of its various sponsored programs, including promoting or appointing experienced management, mitigating potential conflicts, reducing complexity and minimizing overlap among directors of its sponsored programs.

Appointment of William M. Kahane as a Director and Chairman to Replace Nicholas S. Schorsch

On December 29, 2014, the Board appointed William M. Kahane, currently the chief executive officer, president, chief operating officer, and secretary of the Company, to serve as a director of the Company and chairman of the Board, effective as of that same date. In connection with Mr. Kahane’s appointment as a director and chairman of the Board, Nicholas S. Schorsch resigned from his role as chairman of the Board. Mr. Schorsch did not resign pursuant to any disagreement with the Company. Simultaneously with his appointment as a director and chairman of the Board, Mr. Kahane resigned from his role as chief operating officer and secretary of the Company, the Company’s advisor and the Company’s property manager. Mr. Kahane did not resign pursuant to any disagreement with the Company. Mr. Kahane will continue to serve in his capacity as chief executive officer and president of the Company. There are no related party transactions involving Mr. Kahane that are reportable under Item 404(a) of Regulation S-K except as described in the Company’s annual proxy statement filed with the U.S. Securities and Exchange Commission on April 28, 2014.

Appointment of Nicholas Radesca as Secretary to Replace William M. Kahane

On December 29, 2014, the Board appointed Nicholas Radesca, currently the chief financial officer and treasurer of the Company, to serve as the Company’s secretary, effective as of that same date.  Mr. Radesca will also serve as secretary of the Company’s advisor and property manager. There are no related party transactions involving Mr. Radesca that are reportable under Item 404(a) of Regulation S-K except as described in the Company’s annual proxy statement filed with the U.S. Securities and Exchange Commission on April 28, 2014.

Resignation of Peter M. Budko

On December 29, 2014, Peter M. Budko resigned as executive vice president and chief investment officer of the Company, effective as of that same date. Mr. Budko did not resign pursuant to any disagreement with the Company.

Appointment of Robert J. Froehlich as Audit Committee Chairman and Lead Independent Director

In addition, on December 29, 2014, the Board appointed Robert J. Froehlich, currently an independent director and member of the audit committee of the Company, as lead independent director and chairman of the Company’s audit committee. The Board has determined that Mr. Froehlich qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The Board has appointed a lead independent director to provide an additional measure of balance, ensure the Board’s independence and enhance the Board’s ability to fulfill its management oversight responsibilities.

The lead independent director chairs meetings or executive sessions of the independent directors, reviews and comments on the Board’s meeting agendas, represents the views of the independent directors to management, facilitates communication among the independent directors and between management and the independent directors, acts as a liaison with service providers, officers, attorneys and other directors generally between meetings, serves as a representative and speaks on behalf of the Company at external seminars, conferences, in the media and otherwise assumes such responsibilities as may be assigned to him by the Board.

The Company’s management believes that having a majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of the Board, provides the right leadership structure for the Company and is best for the Company and its stockholders at this time.

Audit Committee Chairman and Independent Director Compensation for Mr. Froehlich

As audit committee chairman, Mr. Froehlich will receive certain additional compensation and reimbursements for attendance of audit committee meetings.

Mr. Froehlich will continue to receive base independent director compensation which includes a $30,000 annual retainer, certain per meeting compensation and reimbursements.

Item 8.01. Other Events.

On December 30, 2014, AR Capital, LLC, the parent of the sponsor of the Company, issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by AR Capital, LLC on December 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC

Date: December 30, 2014	By:	/s/ William M. Kahane
		Name:	William M. Kahane
		Title:	Chief Executive Officer, President and Chairman of the Board of Directors